Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 1-A POS of our report dated April 28, 2021 with respect to the audited balance sheet of LiveCare, Inc. (the Company) as of December 31, 2020 and the related statements of operations, changes in stockholders’ equity and cash flow for the period from July 10, 2018 (Inception) through December 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 28, 2021